Registration No. 333-154750

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
Amendment No. 8

FOR REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its governing instruments)

Maryland	6798	26-3455189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

2909 Hillcroft, Suite 420
Houston, Texas 77057
(713) 467-2222
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Allen R. Hartman, President
HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
 (713) 467-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

PAVEK INVESTMENTS, INC.
3603 N. Hastings Way, Suite 100
Eau Claire, WI 54703
ATTENTION:  DOUGLAS PAVEK
Copies to:
Barry D. Falk, Esq.
Irvine Venture Law Firm, LLP
5 Hutton Centre Drive, Suite 1400
Santa Ana, CA 92707
(949) 660-7700

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effectiveness of the registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of Shares to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	25,000,000	$10.00	$250,000,000	$9,825.00

Common Stock, $0.001 par value per share (2)	2,500,000	$9.50	$23,750,000	$933.38

(1)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

(2)             Represents shares issuable pursuant to the registrant’s distribution reinvestment plan.  Because the registrant reserves the right to reallocate shares between the primary offering and the distribution reinvestment plan, the registration fee was calculated assuming the maximum price at which the shares may be sold.  The registrant will sell shares in the distribution reinvestment plan at $9.50 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

Registration fee	$114,000	*
Legal fees and expenses (including Blue Sky fees)	$150,000	*
Accounting fees and expenses	$50,000	*
Printing	$100,000	*
Miscellaneous	$50,000	*
Total	$464,000	*

*Estimated amounts.

Item 15.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Our Articles of Incorporation provide that our directors and officers will be indemnified to the fullest extent permitted by the laws of Maryland, as amended from time to time.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 16.	Exhibits.

Exhibit Number	Exhibit Description
3.1	Second Amended and Restated Articles of Incorporation of the Registrant *
3.2	Bylaws*
5.1	Opinion of Irvine Venture Law Firm, LLP
8.1	Opinion of Irvine Venture Law Firm, LLP (included in Exhibit 5.1)
10.1	Advisory Agreement
10.2	Property Management Agreement
10.3	Employee and Director Incentive Share Plan
23.1	Consent of Irvine Venture Law Firm, LLP (included in Exhibit 5.1)
23.2	Consent of outside accountants
24.1	Power of Attorney (included in signature page)

* Being filed herewith.

Item 17.	Undertakings.

(a)                                  The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)                                 The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)                                  The Registrant undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)                                 For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant, and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)                                  The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f)                                    The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(g)                                 The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h)                                 The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)                                   The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following:  (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

Item 33.    Recent Sales of Unregistered Securities

We have issued 1,000 shares of our convertible preferred stock to Hartman Advisors, our advisor, for an aggregate purchase price of $10,000.  Our convertible preferred stock will convert to shares of common stock if (1) we have made total distributions on then outstanding shares of our common stock equal to the “issue price” of those shares, i.e., the gross amount originally paid to us for those shares, plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) we list our common stock for trading on a national securities exchange if the sum of prior distributions on then outstanding shares of our common stock plus the aggregate market value of our common stock (based on the 30-day average closing price) meets the same 6% performance threshold, or (3) our advisory agreement with Hartman Advisors expires without renewal or is terminated (other than because of a material breach by our advisor), and at the time of such expiration or termination we are deemed to have met the foregoing 6% performance threshold based on our enterprise value and prior distributions and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions. In general, our convertible preferred stock will convert into shares of common stock with a value equal to 15% of the excess of our enterprise value plus the aggregate value of distributions paid to date on then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares. With respect to conversion in connection with the termination of the advisory agreement, this calculation is made at the time of termination even though the actual conversion may occur later or not at all. The possibility of this conversion may influence our advisor’s judgment when recommending the timing of listing or liquidating.

We have issued 19,000 shares of our common stock, which accounts for all of our currently issued and outstanding common stock prior to the effectiveness of this offering, to Hartman XX Holdings, Inc., a Texas corporation, all of the outstanding capital stock of which is owned by our CEO and sponsor, Allen Hartman for $190,000.

In each case, the shares were not registered under the Securities Act of 1933, as amended (the "Securities Act"), and were issued in reliance on Rule 4(2) of the Securities Act.  The proceeds of those sales have been applied to the costs of the registrant’s operations.

SIGNATURES

Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on October 23, 2009.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC..

By:	/s/ Allen R. Hartman
Allen R. Hartman
President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Allen R. Hartman, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Allen R. Hartman	Chairman of the Board	October 23, 2009
Allen R. Hartman

/s/ Allen R. Hartman	President and Chief Executive Officer	October 23, 2009
Allen R. Hartman

/s/ Louis T. Fox III	Chief Financial Officer and Treasurer	October 23, 2009
Louis T. Fox III	(Principal Accounting Officer)

/s/ Allen R. Hartman	Director	October 23, 2009
Allen R. Hartman